Exhibit 10.41

AGREEMENT, WAIVER AND CONSENT BY PREFERRED STOCKHOLDERS

This Agreement, Waiver and Consent by Preferred Stockholders (the “Agreement, Waiver and Consent”) is entered into as of June 15, 2012 among Essex Illiquid, LLC, a Delaware limited liability company (“Essex Illiquid”), Richmond Hill Capital Partners, LP, a Delaware limited Partnership (“Richmond Hill”, and together with Essex Illiquid, the “Preferred Stockholders”), and MHI Hospitality Corporation, a Maryland corporation (the “Corporation”). Capitalized terms used in this Agreement, Waiver and Consent but not otherwise defined herein have the respective meanings ascribed thereto in the Articles Supplementary for Series A Cumulative Redeemable Preferred Stock, executed by the Corporation on April 18, 2011 (the “Articles Supplementary”).

WHEREAS, MHI Hospitality Corporation, a Maryland corporation (the “Corporation”), is the issuer of Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), issued pursuant to the Articles Supplementary;

WHEREAS, pursuant to Section 6(b) of the Articles Supplementary, the Corporation has elected to redeem, on June 18, 2012 (the “Redemption Date”), 11,513.602 shares of the Series A Preferred Stock (the “Redemption Shares”), such transaction to be referred to herein as the “Redemption”;

WHEREAS, the Preferred Stockholders are collectively the holders of record of all of the outstanding shares of Series A Preferred Stock as of the date hereof, and have agreed to provide the representations, warranties, covenants and waivers herein set forth with respect to the Redemption; and

WHEREAS, in connection with the contemplated Redemption, the Company has agreed to use its good faith best efforts to provide the Preferred Stockholders a limited and conditional waiver of certain capital ownership restrictions applicable to the Preferred Stockholders;

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. All Redemption Shares are to be redeemed on the Redemption Date; provided, however, that the Company shall be under no obligation to proceed with the Redemption except to the extent funds are legally available therefor in accordance with the Maryland General Corporation Law. Set forth in the table below, with respect to each of the Preferred Stockholders as of the date hereof, are (i) the number of shares of Series A Preferred Stock held by such Preferred Stockholder prior to the Redemption, (ii) the number of Redemption Shares held by such Preferred Stockholder to be redeemed on the Redemption Date and (iii) the number of shares of Series A Preferred Stock to be held by such Preferred Stockholder immediately after giving effect to the Redemption.

Stockholder of Record	Number of Shares of Series A Preferred Stock Held Prior to Redemption	Number of Redemption Shares to be Redeemed on the Redemption Date	Number of Shares of Series A Preferred Stock Held Immediately After the Redemption (excluding accrued but unpaid Stock Dividends)

Essex Illiquid	23,441.710	10,592.514	12,849.196

Richmond Hill	2,038.408	921.088	1,117.320

TOTAL	25,480.118	11,513.602	13,966.516

2. The per-share redemption price payable with respect to each of the Redemption Shares (the “Redemption Price”) will be $1,067.89 (which figure includes a premium offered by the Corporation as an inducement to the Preferred Stockholders to enter into this Agreement, Waiver and Consent), and the aggregate Redemption Price for all Redemption Shares (including the aforementioned premium) will be $12,295,234.24. Accrued and unpaid dividends in respect of the Redemption Shares will become due and payable, if Cash Dividends, on the Redemption Date, and if Stock Dividends, on the next payment date provided therefor in the Articles Supplementary, in addition to the aggregate Redemption Price in accordance with Schedule II hereto.

3. On the Redemption Date, dividends on the Redemption Shares will cease to accrue, all accrued and unpaid dividends with respect to the Redemption Shares will be paid as defined by the Articles Supplementary, the Redemption Shares will no longer be deemed to be outstanding, and all powers, designations, preferences and other rights of each holder thereof (except the right to receive the Redemption Price and accrued dividends through the Redemption Date) shall cease and terminate with respect to such shares; provided, however, that in the event that a Redemption Share is not redeemed due to a default in payment by the Corporation or because the Corporation is otherwise unable to pay the Redemption Price in cash in full, (i) such Redemption Share will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights (including without limitation the accrual and payment of dividends) as provided in the Articles Supplementary and (ii) notwithstanding anything to the contrary in this Agreement, Waiver and Consent, from and after the date hereof, the Corporation shall retain all rights held by the Corporation under the Articles Supplementary with respect to such Redemption Shares, including without limitation the right to redeem, at its option and election, any outstanding shares of Series A Preferred Stock in the manner provided in the Articles Supplementary.

4. The Redemption Price payable to such Preferred Stockholder in exchange for the Redemption Shares held by such Preferred Stockholder shall be paid by wire transfer to the respective accounts identified for each Preferred Stockholder on Schedule I hereto. On or before the Redemption Date, each Preferred Stockholder shall deliver to the Corporation a certificate representing the Redemption Shares held by such Preferred Stockholder, duly endorsed (or accompanied by duly executed stock powers). Delivery of share certificates representing Redemption Shares to an address other than to the Corporation at 410 West Francis Street, Williamsburg, VA 23185 will not constitute a valid delivery.

5. Each Preferred Stockholder shall, upon request by the Corporation, execute and deliver any additional documents deemed by the Corporation (or its successor) to be necessary or desirable to complete the surrender of the certificate representing the Redemption Shares.

6. Each Preferred Stockholder:

(a) represents and warrants to the Corporation, solely on behalf of itself, that such Preferred Stockholder is, and will on the Redemption Date be, prior to giving effect to the Redemption, the record and beneficial owner of that number of shares of Series A Preferred Stock indicated in the relevant column of the table set forth in Section 1 hereof; in each case, free and clear of any liens, claims, encumbrances, security interests, options, charges or restrictions of any kind (collectively, “Encumbrances”), and, on the Redemption Date, such Preferred Stockholder shall deliver to the Corporation good and valid title to the Redemption Shares held by such Preferred Stockholder, free and clear of any Encumbrances;

(b) to the extent (and in each case only to the extent) required to effect the Redemption, hereby waives the provisions of Section 6(b) of the Articles Supplementary that would entitle such Preferred Stockholder to receive, in addition to the Redemption Price, the amount of the Make Whole in respect of the Redemption Shares, and any and all other provisions of the Articles Supplementary that would require the Redemption Price to be greater than that set forth in Section 2 hereof;

(c) agrees that payment by the Corporation of (i) the aggregate Redemption Price and (ii) any and all accrued and unpaid dividends with respect to the Redemption Shares as of the Redemption Date as set forth in this Agreement, Waiver and Consent will constitute full and exclusive consideration and satisfaction for the redemption of the Redemption Shares; and

(d) to the extent (and in each case only to the extent) required to effect the Redemption, hereby waives the provisions of Section 6(c) of the Articles Supplementary that would require no less than thirty (30) days notice prior to the Redemption Date for the Redemption, and each Preferred Stockholder hereby acknowledges its timely receipt of such prior notice and the validity of such notice.

7. The Company undertakes to use its good faith best efforts to provide the Preferred Stockholders an accommodation whereby certain limitations on the Preferred Stockholders’ ability to hold additional capital stock in the Company would be waived in part to permit the Preferred Stockholders to acquire in open market purchases up to the aggregate of the lesser of 500,000 shares or 5% of the issued and outstanding Common Stock of the Company, subject to (i) the approval of the Company’s Board of Directors and (ii) the parties’ agreement on reasonable written terms, conditions and restrictions to ensure the Company’s continued compliance with legal and regulatory requirements for the Company to continue to operate as a real estate investment trust for U.S. federal income tax purposes notwithstanding the prospective acquisition by the Preferred Stockholders of shares of Common Stock.

8. Except as expressly waived hereby with respect to the Redemption, the Articles Supplementary shall continue to be, and shall remain, in full force and effect in accordance with the provisions thereof. To the extent the Redemption Date with respect to the Redemption does not occur on or before July 31, 2012, the waivers contained in this Agreement, Waiver and Consent shall terminate in their entirety and the Articles Supplementary shall continue in full force and effect in accordance with the provisions thereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Preferred Stockholders and the Corporation have executed this Agreement, Waiver and Consent as of the 15th day of June, 2012.

ESSEX ILLIQUID, LLC		RICHMOND HILL CAPITAL PARTNERS, LP

By:	Richmond Hill Investments, LLC,	By:	Richmond Hill Investment Co., LP,
	the Investment Manager		the Investment Manager

By:	/s/ Ryan P. Taylor	By:	/s/ Ryan P. Taylor
	Ryan P. Taylor		Ryan P. Taylor
	Authorized Signatory		Authorized Signatory

MHI HOSPITALITY CORPORATION

By:	/s/ David R. Folsom
David R. Folsom
President and Chief Operating Officer

[SIGNATURE PAGE TO AGREEMENT, WAIVER AND CONSENT BY PREFERRED STOCKHOLDERS]

SCHEDULE I

Preferred Shareholder Bank Account Data

RICHMOND HILL CAPITAL PARTNERS LP

State Street

ABA: 011000028

Acct Number: DDA# 10032720

Acct Name: Richmond Hill

Ref: RICHMOND HILL CAPITAL PARTNERS LP/ RMH1 / DDA# 10032720

ESSEX ILLIQUID, LLC

JPMorgan Chase Bank, N.A.

ABA: 021000021

Account Number: 3227530000

Account Name: Essex Illiquid-2011

SCHEDULE II

Preferred Stock Redemption Spreadsheet

[see attached]